Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-273839) of our reports dated February 19, 2025, with respect to the consolidated financial statements of Orion S.A., and the effectiveness of internal control over financial reporting of Orion S.A., included in this Annual Report (Form 10-K) for the year ended December 31, 2024.
/s/ Ernst & Young LLP
Houston, TX
February 19, 2025